Free Writing Prospectus, Dated June 5, 2025

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated May 16, 2025

Registration Statement Nos. 333-284112 and 333-284112-01

Kentucky Power Cost Recovery LLC

(Issuing Entity)

PRICING TERM SHEET

$477,749,000 Series 2025 Senior Secured Recovery Bonds (the “Bonds”)

June 5, 2025

Issuing Entity:	Kentucky Power Cost Recovery LLC

Sponsor, Depositor and Initial Servicer:	Kentucky Power Company

Trustee:	U.S. Bank Trust Company, National Association

Joint Book-Running Managers	Jefferies LLC Guggenheim Securities, LLC SMBC Nikko Securities America, Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf) /AAA (sf)(1)

Closing Date/Settlement Date	June 12, 2025(2)

Payment Dates:	March 1 and September 1, commencing March 1, 2026(3)

Applicable Time:	2:16 p.m. (Eastern time) on June 5, 2025

Proceeds:	The total initial price to the public is $477,647,621.66. The total amount of the underwriting commissions is $1,910,996.00 and the total amount of underwriting expenses is $17,011.62. The total amount of proceeds to the Issuing Entity before deduction of other expenses (estimated to be $7,422,222.65) is $475,719,614.04.

Initial Charge as a Percentage of Customer’s Bill	The initial charge is estimated to represent approximately 6.36% of the total bill received by a 1,000 kWh/month residential retail customer as of April 1, 2025

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the Bonds against payment for the Bonds on or about June 12, 2025, which will be the fifth business day following the date of pricing of the Bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade the Bonds on the date of pricing or the succeeding four business days will be required, in light of the fact that the Bonds will initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

(3)	In any case where the date on which payment is due shall not be a business day, then payment may be made on the next business day.

Tranche	Expected Weighted Average Life (Years)	Principal Amount Offered	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(1)	Underwriting Commissions	Proceeds to issuing entity (Before Expenses)	CUSIP	ISIN
A	12.13	$477,749,000	9/1/2045	9/1/2047	5.296%	99.97878%	0.40%	$475,736,625.66	491393AA2	US491393AA20

(1)	Interest will accrue on the Bonds from June 12, 2025 and must be paid by the purchaser if the Bonds are delivered after that date.

Subject to the terms and conditions in the underwriting agreement among the Issuing Entity, Kentucky Power Company and the underwriters, for whom Jefferies LLC is acting as the representatives, the Issuing Entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the Bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A
Jefferies LLC	$191,099,600
Guggenheim Securities, LLC	$143,324,700
SMBC Nikko Securities America, Inc.	$143,324,700

Total	$477,749,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below:

Tranche A
Selling Concession	0.24%
Reallowance Discount	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

Expected Sinking Fund Schedule

Semi-Annual Payment Date	Tranche A
03/01/26	$8,973,152
09/01/26	7,008,314
03/01/27	7,193,894
09/01/27	7,384,388
03/01/28	7,579,927
09/01/28	7,780,643
03/01/29	7,986,675
09/01/29	8,198,162
03/01/30	8,415,249
09/01/30	8,638,085
03/01/31	8,866,822
09/01/31	9,101,615
03/01/32	9,342,626
09/01/32	9,590,019
03/01/33	9,843,962
09/01/33	10,104,630
03/01/34	10,372,201
09/01/34	10,646,857
03/01/35	10,928,786
09/01/35	11,218,180
03/01/36	11,515,237
09/01/36	11,820,161
03/01/37	12,133,159
09/01/37	12,454,445
03/01/38	12,784,238
09/01/38	13,122,765
03/01/39	13,470,256
09/01/39	13,826,948
03/01/40	14,193,086
09/01/40	14,568,919
03/01/41	14,954,704
09/01/41	15,350,704
03/01/42	15,757,191
09/01/42	16,174,441
03/01/43	16,602,741
09/01/43	17,042,381
03/01/44	17,493,663
09/01/44	17,956,896
03/01/45	18,432,394
09/01/45	18,920,484

Total Payments(1)	$477,749,000

(1)	Totals may not add up due to rounding.

Expected Principal Ending Balances(1)

Outstanding Principal Balance

Semi-Annual Payment Date	Tranche A
Issuance Date	$477,749,000
3/1/2026	468,775,848
9/1/2026	461,767,534
3/1/2027	454,573,640
9/1/2027	447,189,252
3/1/2028	439,609,325
9/1/2028	431,828,682
3/1/2029	423,842,007
9/1/2029	415,643,845
3/1/2030	407,228,596
9/1/2030	398,590,511
3/1/2031	389,723,689
9/1/2031	380,622,074
3/1/2032	371,279,448
9/1/2032	361,689,429
3/1/2033	351,845,467
9/1/2033	341,740,837
3/1/2034	331,368,636
9/1/2034	320,721,779
3/1/2035	309,792,993
9/1/2035	298,574,813
3/1/2036	287,059,576
9/1/2036	275,239,415
3/1/2037	263,106,256
9/1/2037	250,651,811
3/1/2038	237,867,573
9/1/2038	224,744,808
3/1/2039	211,274,552
9/1/2039	197,447,604
3/1/2040	183,254,518
9/1/2040	168,685,599
3/1/2041	153,730,895
9/1/2041	138,380,191
3/1/2042	122,623,000
9/1/2042	106,448,559
3/1/2043	89,845,818
9/1/2043	72,803,437
3/1/2044	55,309,774
9/1/2044	37,352,878
3/1/2045	18,920,484
9/1/2045	—

(1)	Totals may not add up due to rounding.

		Weighted Average Life Sensitivity
		-5% (0.21 Standard Deviations from Mean)		-15% (2.60 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A	12.13	12.13	0	12.13	1

*	Number is rounded to whole days.

There can be no assurance that the weighted average life of the Bonds will be as shown in the above table.

Assumptions

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to an overestimate of revenues of 5% (0.21 standard deviations from mean) or 15% (2.60 standard deviations from mean), (ii) billed revenues are directly correlated to changes in electricity consumption, (iii) the servicer makes timely and accurate mandatory filings to true-up the charges, but makes no interim true-up adjustments, (iv) customer net charge-off rates are held constant at 0.72% and 0.04% for residential customers and non-residential customers, respectively, (v) retail customers remit all charges on or before one month after such charges are billed, (vi) operating expenses are equal to projections, (vii) there is no acceleration of the final maturity date of the Bonds; (viii) a permanent loss of all customers has not occurred; and (ix) the issuance date of the Bonds is June 12, 2025.

Kentucky Power Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Kentucky Power Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Kentucky Power Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Jefferies LLC toll-free at 877-821-7388 or emailing Prospectus_Department@Jefferies.com.

This Pricing Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Pricing Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, as it may be amended or supplemented. This Pricing Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE BONDS OR DETERMINED IF THIS PRICING TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Pricing Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.